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                                                                     EXHIBIT 3.1

                           MEMORANDUM OF ASSOCIATION

                                      OF

                              CAPITAL HOLDING LLC



1     The name of the Company is CAPITAL HOLDING LLC

2 The registered office of the Company will be situated at MacLaw House PO Box 103, Duke Street, Grand Turk, Turks and Caicos Islands British West Indies

3 The initial life of the Company shall be for a period of 50 years from the date of its incorporation but the subscribers to this Memorandum of Association shall as soon as practicable after incorporation of the company extend the life of the company to a period of 150 years from the date of its incorporation.

4     The Company shall at all times have at least two members

5     The objects for which the Company is established are:

      5.1 To issue its common shares to Capital Holding Corporation a Delaware corporation, whose principal place of business is at Capital Holding Center, 400 West Market Street, Louisville, Kentucky 40202, U.S.A. and to Capital Holding Accumulation and Investment Group, Inc. a Delaware corporation, whose principal place of business is at Capital Holding Center, 400 West Market Street, Louisville, Kentucky 40202, U.S.A.

      5.2 To issue its preferred shares to underwriters or to members of the public and to use the proceeds thereof to finance the business operations of Capital Holding Corporation.

      5.3 The business of the Company shall be restricted to the furtherance of the objects specified in clause 5.1 and 5.2 of this clause.

Provided that the Company has no power to borrow any money from or become liable in respect of any borrowings of a third party.

      5.4   The objects of the Company shall be restricted

6     THE LIABILITY of the Members is limited

7 The Company shall be treated as a partnership for United States federal income tax purposes and this Memorandum of Association and the Articles of Association and all resolutions of members shall, to the fullest extent permitted by the Companies Ordinance, be interpreted and construed accordingly

8 THE CAPITAL of the Company at the date of adoption of this Memorandum is US$5,000 divided into 5,000 shares of US$1.00 each.

Provided always that the Company shall have power to increase or reduce such capital, and to issue any part of its capital, original or increased with or

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without any preference, priority or special privilege, or subject to any postponement of rights, or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained


We, the several persons whose names and addresses are subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite to our respective names:

______________________________________________________________________________

NAMES ADDRESSES & DESCRIPTION                           NUMBER OF SHARES TAKEN
OF SUBSCRIBERS                                              BY EACH SUBSCRIBER
______________________________________________________________________________

                                                                        Shares
CAPITAL HOLDING CORPORATION
Capital Holding Center
400 West Market Street
Louisville, Kentucky 40202, U.S.A.



by: A.R. Misick    /S/ A. R. Misick   Authorised Agent                   4,997
                ---------------------


CAPITAL HOLDING ACCUMULATION AND INVESTMENT GROUP, INC.
Capital Holding Center
400 West Market Street
Louisville, Kentucky 40202, U.S.A.



by: A.R. Misick    /S/ A. R. Misick    Authorised Agent                      1
                ----------------------



Dated this 18th day of March 1994



WITNESS to the above signatures:



    /s/ Deborah L. Swann
- ------------------------------
DEBORAH L. SWANN
GRAND TURK
(SECRETARY)